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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting          2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    Person(1)                                 Statement                     Trading Symbol                      of Original
    Nicholas    Jeffrey     H.                (Month/Day/Year)              Worldwide Medical Corporation       (Month/Day/Year)
----------------------------------------      12/24/01                      WMED
     (Last)     (First)     (Middle)       ----------------------------  ----------------------------------  -----------------------
    P.O. Box 444                           3. IRS Identification Number  5. Relationship of Reporting        7. Individual or Joint/
    3061 Creamery Road                        of Reporting Person, if       Person to Issuer                  Group Filing (Check
----------------------------------------      an Entity (Voluntary          (Check all applicable)              applicable line)
             (Street)                                                      X   Director          10% Owner     X    Form filed by
    Solebury      PA           18963       ----------------------------  -----            -----              -----  One Reporting
--------------------------------------                                         Officer           Other              Person
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify           Form filed by
                                                                               title below)      below)      -----  More than One
                                                                                                                    Reporting Person
                                                                         ----------------------------------
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    None
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(1) If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                          (Over)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                          (Print or Type Responses)
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
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 FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Securities          Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deriv-        ative
                                                                                      ative         Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   Options                       10/31/01  10/30/06    Common Stock      10,000         .35             D
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Explanation of Responses:






(1)   Intentional misstatements or omissions of facts constitute                      /s/ JEFFREY H. NICHOLAS            12/26/01
      Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).     -----------------------------------  --------------
                                                                                  Signature of Reporting Person(1)         Date

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

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